Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2025, relating to the financial statements and financial highlights of Oakmark Bond Fund appearing in Form N-CSR of Oakmark Bond Fund for the period ended September 30, 2025, and to the references to us under the heading "Financial Highlights" in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 13, 2026